Exhibit 10.18

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) made and entered into effective as of this 1st day of April, 2009, by and between Ballantyne of Omaha, Inc. (“Ballantyne”), a Delaware corporation, with its principal offices at 4350 McKinley St., Omaha, Nebraska 68112 (the “Company”), and Christopher Beach, an individual whose mailing address is ** (“Beach”).

RECITALS

                This Agreement is made with reference to the following facts and objectives:

A.            The Company is in the business of manufacturing and providing cinema equipment and services (the “Company”).

B.            Beach is a non-employee Director of Ballantyne.

C.            The Company desires to retain the services of Beach in connection with the Company, and Beach has agreed to provide services to the Company as more fully described below.

D.            The services to be performed by Beach hereunder  are in addition to the services that would be normally performed by non-employee Directors of Ballantyne.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Company and Beach hereby agree as follows:

1.             Engagement.  The Company hereby engages Beach, and Beach hereby accepts such engagement as a consultant to the Company

2.             Terms.  Subject to the provisions for termination as hereinafter provided, the term of this Agreement shall begin on the effective date hereof (“Commencement Date”) and continue for an initial term of one (1) year.

3.             Duties.  Beach shall serve as a consultant to the Company on a part-time basis using Beach’s best efforts to assist the Company in the operation of the Company, including, but not limited to, assisting members of the Company’s senior management in refining the Company’s strategic direction, assisting on mergers and acquisitions activity, and assisting in succession planning (“Consulting Services”).  Beach shall be available and shall provide to the Company at such times as are reasonably requested by the Company the Consulting Services.  All duties hereunder shall be performed only upon the expressed request and under the general direction of the Company’s President or Chairman of the Board, from time to time.

4.             Independent Contractor Status.  Beach expressly acknowledges that Beach will be acting as an independent contractor and not as an employee of the Company for all purposes, Beach shall be responsible for any payment of Social Security, withholding tax and all other federal, state and local taxes due as a result of his receiving the Consultant Fee.  The Company expressly desires to and shall rely upon Beach’s expertise and experience in developing and implementing the methods and means for carrying out Beach’s duties hereunder.  Beach shall be free to set Beach’s own hours and appointments, within the parameters of the services requested.  Subject to the agreed standards hereunder, Beach and the Company both expressly acknowledge that the Company is primarily interested in the results to be obtained.

5.             Compensation.  As compensation hereunder, Beach shall be paid the total sum of $85,000.00 (the “Consultant Fee”).  Said sum shall be payable as follows:

5.1.          Cash Payment.  Beach shall receive the sum of $42,499.75 payable in 52 weekly installments of $817.30 each, in accordance with the Company’s then-current payment practices.

5.2.          Restricted Stock.  Beach shall receive a Restricted Stock Award equal to $42,500.25, priced at the closing market price for the Company’s stock on the date of the signing of the Consulting Agreement.  Said stock shall vest on the one year anniversary date of this Agreement.

6.             Additional Compensation.

6.1           Office Expense.  In addition to the Consultant Fee in Paragraph 5 above, Beach shall be reimbursed for one-half of the cost incurred by Beach for maintaining Beach’s office in Santa Monica, California.  This office expense shall be billed by Beach to the Company monthly.  The Company shall remit payment of that invoice within fifteen (15) days of its receipt.

6.2           Other Expenses.  Beach shall be reimbursed for all reasonable out-of-pocket travel expenses at levels commensurate with corresponding expenses incurred by the Company’s Senior Management, including, but not limited to, automobile expenses, parking expenses, rental car expenses, taxi cab expenses, hotel expenses, entertainment expenses and air travel.  Beach shall invoice the Company for his expenses at actual cost at the time the expenses are incurred.  Beach shall submit paid receipts for all expenses along with said invoice.  The Company shall remit payment for these invoices within thirty days of receipt of the invoice.  Personal automobile travel expenses shall be billed at the applicable mileage reimbursement rates currently in effect and promulgated by the Internal Revenue Service.

7.             Authority of Beach.  Beach shall have no authority to enter into any contract or agreement or make any representations or commitments on behalf of the Company unless otherwise so directed in writing by the Company’s President.

8.             Termination.  Notwithstanding anything to the contrary contained herein, the Agreement may be terminated by either party at any time upon thirty days written notice, with or without case.  In the event this Agreement is terminated prior to the expiration of the term hereof, by either party, no further Consultant Fee shall thereafter be earned, due or payable to Beach.  Beach shall be paid for all Consultant Fee and expenses incurred prior to the effective date of termination.  In the event that this Agreement is terminated by the Company without cause, the Restricted Stock grant under Section 5.2 shall immediately vest.

9.             Beach’s Representation.  Beach represents and warrants to the Company, that Beach is free from any prohibitions, agreements or limitations which would prohibit or restrict

Beach’s ability to carry out the services contemplated hereunder.  In the event that the Company shall terminate this Agreement for cause or Beach shall elect to terminate without cause, the Restricted Stock Award shall be forfeited.  For purposes of this Agreement cause shall mean refusal to undertake or complete the Consulting Services requested hereunder, the filing of any criminal charges against Beach for theft, fraud, tax evasion, embezzlement, or any other crime involving dishonesty or which is materially injurious to Company (monetarily, its reputation, or otherwise); provided that in the case of an asserted breach of this Agreement by Beach for failure to perform services hereunder, cause shall only be deemed to exist if such default is not cured by Beach within fourteen (14) days following written notice from the Company.

10.           Confidentiality/Non-Disparagement.  Upon execution of this Agreement and thereafter, Beach agrees that he will not reveal, divulge or make known to any person or legal entity any secret or confidential information whatsoever in connection with the Company or its Company.  Upon the execution of this Agreement and thereafter, Beach agrees not to disparage the Company, its services, Company, officers, directors, employees, representatives, shareholders or members, or otherwise negatively convey (verbally, in writing or otherwise) any aspect or characteristic of the Company, its services, Company, officers, directors, employees, representatives, shareholders or members to any person or legal entity.

11.           Miscellaneous.  The following miscellaneous sections shall apply to this Agreement:

11.1         Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements and understandings, between the Company and Beach with respect to the subject matter of this Agreement.  This Agreement may not be amended or renewed for any additional term, except by a written agreement signed by both parties.

11.2         Severability.  Whenever possible, each provision and term of this Agreement will be interpreted in a manner to be effective and valid; however, if any provision of term of this Agreement is held to be prohibitive or invalid, then such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provision or term, or the remaining provisions and terms of this Agreement.

11.3         Successors and Assigns.  This Agreement will be binding upon the Company and Beach and will inure to the benefit of the Company and its affiliates, successors and assigns, as well as to Beach and the heirs of Beach.  In the event of the death or disability of Beach during the term of this Agreement, the Company’s obligation to remit payment for any unpaid sums due and owing under the terms of this Agreement shall remain in full force and effect, and shall be paid in accordance with the payment terms outlined herein.  This Agreement is personal to Beach and shall not be assignable by Beach, except upon the written agreement of both parties.

11.4         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nebraska.  All parties hereto submit to the personal jurisdiction of the courts of the State of Nebraska with respect to all matters arising out of or pertaining to this Agreement.  Any action under or related to this

Agreement shall be brought exclusively in the federal or state courts located in Omaha, Douglas County, Nebraska.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of April 1, 2009.

BALLANTYNE OF OMAHA, INC., a Delaware corporation, “Ballantyne” and “Company”

By:	/s/ John P. Wilmers
Its: President

CHRISTOPHER BEACH, “Beach”

/s/ Christopher Beach